                                                                  Exhibit 23.4



                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   We consent to incorporation by reference in the Prospectuses constituting part of the Registration Statements on Forms S-8 and S-3 (Nos. 333-43785, 333-42123, 33-54390, 33-38836 and 333-05911) of UST Corp. of our reports on the consolidated financial statements of the Federal Savings Bank as of December 31, 1995 and 1994 and for each of the years in the two-year period ended December 31, 1995 and on the consolidated financial statements of Main Street Community Bancorp, Inc. as of and for the year ended December 31, 1994, which reports appears in the Current Report on Form 8-K of UST Corp. dated February 6, 1998.
                                                 KPMG PEAT MARWICK LLP

Boston, Massachusetts
February 5, 1998



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